EXHIBIT 5.1

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Spectrum Pharmaceuticals, Inc.	File No. 029455-0042
157 Technology Drive
Irvine, California 92612
     Re: Spectrum Pharmaceuticals, Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance of (i) 8,000,000 shares of common stock, $0.001 par value per share (the “Shares”), (ii) warrants to purchase 4,000,000 shares of Common Stock (the “Warrants”), and (iii) 4,000,000 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares,” together with the Shares and the Warrants, the “Securities”), pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2004 (File No. 333– 121612), as amended by Amendment No. 1 to Form S-3 filed on January 21, 2005 (the “Registration Statement”) and a Prospectus dated January 24, 2005 filed with the Commission pursuant to Rule 424(b) under the Act (the “Base Prospectus”), as supplemented by a Prospectus Supplement to be filed on or before September 15, 2005 (the “Prospectus Supplement,” together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Securities.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

September 15, 2005

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. The Shares have been duly authorized and reserved for issuance, and upon issuance, delivery and payment therefor in accordance with the terms of the form of purchase agreement included in the Prospectus Supplement, the Shares, when issued, will be validly issued, fully paid and nonassessable.
     2. When the Warrants have been duly executed, countersigned, registered, issued, delivered, authenticated and paid for in the circumstances contemplated by the form of purchase agreement included in the Prospectus Supplement, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     3. The Warrant Shares have been duly authorized and reserved for issuance, and upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the form of warrant included in the Prospectus Supplement, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable.
     With your consent, we have assumed for purposes of paragraphs 1 and 3 that: (i) the Shares and Warrant Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares and Warrant Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.
     The opinion rendered in paragraph 2 is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s 8-K filed on September 15, 2005 and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP